Exhibit 99.2

Dear Customers, Shareholders and Friends:

Attached is the press release covering Taylor Capital Group’s third quarter loss. It was not a profitable quarter primarily because of the ongoing weakness in housing that adversely affected our homebuilder loan portfolio.

However, lots of good things happened; and we didn’t want them to be obscured by some non-recurring items.

First, to understand the $80.5 million loss we reported, you need to recognize that a non-cash accounting charge for $47.3 million represents 59% of the total. This is the valuation reserve established against our deferred tax assets, which management firmly believes will be fully recovered in future periods. In our view, it is at worst a timing issue.

Thus, the operating loss figure for the quarter approximates $33.2 million. This still substantial number reflects a provision for loan losses of $52.7 million. This provision covered net charge-offs of $39.5 million plus an increase to loan loss reserves of $13.2 million. The total loan loss reserve increase for the year is $63.3 million, up 116%, from $54.7 million to $118 million.

During that same period, the Bank’s residential construction and land portfolio has been reduced by $102 million, some 20.6%, to a September 30 balance of $391 million. A rigorous portfolio review has been conducted of this portfolio resulting in an increase in non-accruals from $52 million (10.6% of the portfolio) to $143.5 million (36.7% of the portfolio). At this level of coverage—which reflects updated appraisals, current carrying costs, and a sober assessment of our economic outlook—we believe the portfolio to be realistically reserved, with hopefully room for a pleasant surprise or two.

The Bank’s total non-performing assets more than doubled this year to $200.7 million as of September 30. Some 82.8% of that total reflects the residential construction portfolio, its commercial counterpart ($18.6 million) and OREO ($4.1 million). It’s important to note that other loans, still accruing but past due over 30 days, declined for the year from $63 million to $25 million. This $38 million decrease offsets to some degree the $122 million increase in non-performers.

Of special note, is our Strategic Growth Initiative, which has increased our commercial and industrial portfolio by some $287 million in the past quarter alone and has produced no non-performing assets. Our C&I portfolio now exceeds $1.3 billion with minimal loans past due more than 30 days. It is this C&I portfolio that now represents 43.3% of total loans, while residential construction and land loans have been reduced to 12.7%.

The Bank absorbed at least $7 million in other extraordinary items during the third quarter. This includes the reversal of previously accrued income on loans put on non-accrual ($642,000) and additional expenses in dealing with problem assets ($1.8 million).

The Bank is repositioning its staff to promote greater efficiency and implement its growth initiatives. This led to one-time costs in severance arrangements and sign-on bonuses which totaled $3.1 million. We also absorbed an early debt extinguishment charge, expenses associated with our capital raise, and other non-recurring costs of $700,000.

Based on the foregoing, we believe the Bank’s operating “run rate” is solidly in the black on a pre-provision, pre-tax basis. And it was this position that enabled Taylor Capital Group to successfully raise $120 million in private capital. Of this, $60 million is subordinated debt at the Bank level, and the other $60 million is convertible preferred stock issued by Taylor Capital Group.

The investors in this capital raise include individuals and organizations who are both dedicated to Taylor Capital Group’s well-being and positioned to help with business referrals and expertise. The market reaction to the investors’ commitment was, and remains, quite positive.

This positive response led to an increase in TAYC’s market price from well under $10.00 per share prior to the announcement of the capital transaction in late July to $12.78 per share on September 4, the date the investment documents were signed. Ironically, it is this favorable development which gave rise to another non-cash accounting charge—in this case, $16.7 million as an implied preferred dividend (the $2.78 per share excess of market price over conversion price for the 6,000,000 common shares involved).

So two non-cash, non-recurring accounting charges represent $64 million (some 66%) of the third quarter net loss to common shareholders:

•	The $47.3 million effective write-off of Taylor Capital Group’s deferred tax assets, which in management’s opinion, will be fully recovered in future periods.

•	The $16.7 million implied preferred dividend for which no cash has been, or will be, paid or received.

The loss which is “real”—in cash terms—is thus $33.2 million and is more than accounted for by our determined effort to get our loan portfolio properly reserved and to absorb one-time repositioning expenses.

Despite absorbing the foregoing accounting charges, both Taylor Capital and Cole Taylor Bank maintained their “well-capitalized” status. In fact, during the third quarter, the important ratio of “Total Capital to Risk-Weighted Assets” was enhanced from 10.26% to 10.97% at the holding company level and from 10.06% to 10.61% at the Bank level.

To further support our strategic growth initiative, we applied to participate in the U.S. Treasury Department’s TARP Capital Purchase Program. If approved, we anticipate receiving an equity investment from the Treasury Department of approximately $105 million, which would bring our total risk based capital ratio near 14%.

Not only do we pledge to loan out all funds received, but we anticipate this capital injection, combined with the $120 million in private capital already received, will support Bank growth over time in excess of $1 billion. The bulk of these funds will be lent in support of our strategic growth initiative, including our recently-launched Asset Based Lending unit.

Our commercial and industrial loans have been growing at an excellent rate, with a current pipeline of loans exceeding $300 million. We believe similar growth, on the basis of relationships and strict credit controls, can be achieved in Asset Based Lending (ABL). To that end, we have established Cole Taylor Business Capital, our ABL business unit, headed by a respected industry leader, Michael Sharkey.

Mike has built on the Bank’s existing ABL activities by adding senior staff at our Chicago headquarters. In addition, producers long associated with him have joined us opening offices in Kansas City, Houston, Milwaukee and Baltimore.

This is an extremely important initiative for us and augments, on a regional basis, what our lenders are accomplishing in the Chicago area.

There is much growth and momentum to deal with at Taylor Capital Group, and no shortage of problems in the most difficult economic environment any of us have experienced. Therefore, we are heartened to have made two significant additions to our senior management team.

•	John J. Lynch, Jr., long known as a leading commercial banker in Chicago, had recruited, trained and motivated many of our recent hires. We’re delighted he is joining us as Vice Chairman of the Bank.

•	Randall T. Conte brings to us a depth of experience and demonstrated accomplishments. He will be welcome as the Bank’s Chief Operating Officer.

It’s been an eventful few months:

•	Harrison and Jennifer Steans have joined our Board, heading our Executive Committee and leading the investors which committed $120 million to our future success.

•	If approved, an additional $105 million from the Treasury’s Capital Purchase Program will enhance our capital ratios and support our ongoing growth.

•	Much progress continues to be made in re-orienting our loan portfolio, and our Asset Based Lending initiative will enhance that process.

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The residential construction and land portfolio remains a challenge and has proven more costly than we might have hoped. However, it is a problem concentrated with a handful of borrowers, and we are implementing pro-active strategies with each of them.

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The management and lending teams are strong, and we believe the talent we now have for a bank of our size, together with the capital we have raised, will allow us to successfully execute our strategic growth initiative. We are well on the way to achieving our goals.

The economic environment is deeply challenging, but with all the turmoil comes great opportunities, and we believe we have positioned ourselves to take advantage of them.

In any event – and in contrast to the philosophy of some large institutions – never have personal relationships been more important than now, when our entire financial system is under severe stress….

AND WE REMAIN DEDICATED TO RELATIONSHIP BANKING!

Sincerely,

Mark Hoppe, Jennifer Steans, Harrison Steans and Bruce Taylor

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This letter includes forward-looking statements that reflect our expectations about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using expressions such as “will,” “anticipate” and “believe”. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors are described in more detail at the end of the accompanying press release as well as our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our December 31, 2007 Annual Report on Form 10-K filed with the SEC on March 13, 2008. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter.